EXHIBIT 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 dated June 3, 2005 of Spectrum Brands Inc., formerly Rayovac Corporation, of our report dated October 24, 2003, except as to note 24, which is as of April 30, 2004, relating to the consolidated financial statements of The Nu-Gro Corporation and Subsidiaries as of September 30, 2003 and 2002 and for the years then ended incorporated in such Registration Statement by reference to the Current Report in the Form 8-K of Spectrum Brands Inc., formerly Rayovac Corporation, dated April 27, 2005. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Ernst & Young LLP

Chartered Accountants

Kitchener, Canada,

June 3, 2005.